Exhibit 99.1

101 Gateway Centre Parkway • Richmond, Virginia  23235 • Telephone: 804-267-8000 • Fax: 804-267-8850 • Website: www.landam.com

FOR IMMEDIATE RELEASE: April 23, 2003	CONTACTS: G. William Evans Chief Financial Officer 804-267-8114	H. Randolph Farmer Senior Vice President Corporate Communications 804-267-8120

LANDAMERICA ANNOUNCES FIRST QUARTER RESULTS

LandAmerica Financial Group, Inc. (NYSE:  LFG), a premier provider of real estate transaction services, today reported record first quarter operating results for the quarter ended March 31, 2003.

First Quarter 2003

First Quarter 2002

Revenues

$709.8 Million

$564.1 Million

Net income

$42.0 Million

$17.4 Million

Net income per diluted share

$2.28

$.93

FINANCIAL HIGHLIGHTS

•

Revenues of $709.8 million for the first quarter 2003 improved 25.8%, compared to the first quarter of 2002, and represented the best first quarter in the company’s history.

•

Net income of $42 million for the first quarter of 2003 increased 141% from the $17.4 million reported in the first quarter of 2002.

•

Cash flow from operations was $21.7 million in the first quarter of 2003 compared to $15.3 for the first quarter of 2002.

“The year 2002 was the strongest year in the history of LandAmerica and 2003 is off to an even stronger start,” said Charles H. Foster, Jr., chairman and chief executive officer.  “The quarter just completed was a record first quarter in many respects.  Revenues showed a 25% increase to almost $710 million and our expense ratio was our best ever for the first quarter.  Also our new open order count was an all time record high 374,000, a 57% improvement over the first quarter of last year.  This sets the foundation for strong operating results in the second quarter.

“During the quarter, we continued our growth efforts on several fronts.  We successfully integrated New York Land Title into the LandAmerica family, expanded our presence in the Colorado market with the acquisition of Weld County Title and continued our growth in the home inspection business with the acquisition of Indiana-based C.W. Schnepf & Associates.”

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The company will sponsor a conference call for analysts and shareholders on Thursday, April 24, 2003 at 10:00 a.m. Eastern Time to discuss the first quarter results.  Those wishing to participate in the conference call should dial 1-888-577-8991 prior to the beginning of the call and provide the conference operator with the pass code “LandAmerica”.  Also, the call will be simultaneously broadcast over the internet via LandAmerica’s web site (www.landam.com), under the Financial Info section.  Additionally, an audio archive of the call can be accessed two hours after the completion of the live call via LandAmerica’s web site.

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LandAmerica Financial Group, Inc. and Subsidiaries - Summary of Operations

(In thousands except per share data)

	Three months ended March 31,
	2003	2002
Title and other operating revenues:
Direct operations	$ 310,038	$ 239,420
Agency operations	386,410	311,838
	696,448	551,258
Investment income	13,382	12,829
Gain on sales of investments	2,188	170
Total revenues	712,018	564,257

Salaries and employee benefits	191,265	164,741
Agents’ commissions	308,750	247,275
Provision for policy and contract claims	34,308	22,093
Interest expense	3,010	3,217
Amortization of intangibles	100	122
Exit and termination costs	-	3,190
General, administrative and other	109,977	96,861
Total expenses	647,410	537,499

Operating income before taxes	64,608	26,758
Income tax expense	22,613	9,365
Net income	$ 41,995	$ 17,393
Net income per common share	$ 2.30	$ 0.94
Net income per common share assuming dilution	$ 2.28	$ 0.93
Diluted EPS before gain on sales of investments, net of taxes	$ 2.20	$ 0.92
Average shares outstanding	18,260	18,529
Average shares outstanding assuming dilution	18,439	18,657
Cash flows from operations	21,737	15,331
Orders opened:
January	118.8	81.3
February	111.4	74.9
March	143.8	81.4
Total orders opened	374.0	237.6
Total orders closed	257.1	184.0

	March 31, 2003	December 31, 2002
Cash and investments	$1,236,267	$1,242,215
Total assets	1,932,540	1,910,832
Policy and contract claims	583,611	574,467
Shareholders’ equity	906,993	863,620
Book value per share attributable to common shareholders	$49.06	$47.07

The company cautions readers that the statements contained herein regarding the company’s future business plans, operations, opportunities or prospects, including any factors which may affect future earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results.  For more details on factors that could affect expectations, see the company’s Annual Report on Form 10-K for the year ended December 31, 2002, as filed with the Securities and Exchange Commission.

LandAmerica Financial Group, Inc., headquartered in Richmond, Virginia, is a premier provider of title insurance and a broad range of real estate-related products and services. LandAmerica, through its subsidiaries Commonwealth Land Title Insurance Company, Lawyers Title Insurance Corporation and Transnation Title Insurance Company, services its residential and commercial customers with more than 700 offices and a network of 10,000 agents throughout the United States, Canada, Mexico, the Caribbean, Central and South America.  More information about the company and an archive of its press releases can be found at www.landam.com.

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